UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2010

Chesapeake Utilities Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-11590	51-0064146
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

909 Silver Lake Boulevard, Dover, Delaware	19904
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (302) 734-6799

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Compensatory Arrangements of Certain Officers

On January 6, 2010, the Compensation Committee (the “Committee”) of the Board of Directors of Chesapeake Utilities Corporation (the “Company”) approved the following compensation arrangements for certain executive officers of the Company.

Performance Incentive Awards

Pursuant to its authority under the Company’s Performance Incentive Plan, the Committee approved equity-based awards to John R. Schimkaitis, President and Chief Executive Officer; Michael P. McMasters, Executive Vice President and Chief Operating Officer; Stephen C. Thompson, Senior Vice President; and Beth W. Cooper, Senior Vice President and Chief Financial Officer. The award grant to each above-named executive officer will cover the three-year award period from January 1, 2010 through December 31, 2012 (“2012 Performance Period”). The Committee established the following target equity-based awards for the 2012 Performance Period: Mr. Schimkaitis – 9,600 shares; Mr. McMasters – 5,500 shares; Mr. Thompson — 4,000 shares; and Mrs. Cooper – 4,000 shares. The Committee set as the threshold and maximum equity-based awards for each executive officer, 50% and 125% of the target equity-based awards. The remaining terms of these equity-based awards are materially consistent with previously disclosed terms and are substantially similar to the terms set forth below for Mr. Cummiskey for the 2012 Performance Period.

To transition his participation into the long-term bonus program, the Committee approved two equity-based awards for Joseph Cummiskey, Vice President of Unregulated Energy Operations. The first equity-based award grant will cover a two-year award period from January 1, 2010 through December 31, 2011 (“2011 Performance Period”), and will include twice the normal award level of shares. The second equity-based award grant will cover the 2012 Performance Period. The Committee established target equity-based awards of 6,400 shares and 3,200 shares for Mr. Cummiskey for the 2011 Performance Period and 2012 Performance Period, respectively. The Committee set as the threshold and maximum equity-based awards for Mr. Cummiskey, 50% and 125% of the target equity-based awards.

According to the terms of the 2011 award, Mr. Cummiskey has the opportunity to earn shares of the Company’s common stock (“Contingent Performance Shares”), including a portion of the target award, depending on the extent to which pre-established performance goals (the “Performance Goals”) are achieved by the Company during the 24 months ended December 31, 2011. Likewise, according to the terms of the 2012 award, Mr. Cummiskey has the opportunity to earn Contingent Performance Shares, including a portion of the target award, depending on the extent to which the Performance Goals are achieved by the Company during the 36 months ended December 31, 2012.

To earn these equity-based awards, the Company’s performance is evaluated against three pre-established performance metrics. These metrics consider: (1) total shareholder return, defined as the cumulative total return to shareholders for the respective performance period (“Shareholder Value”), (2) growth in long-term earnings, defined as the growth in total capital expenditures as a percentage of total capitalization for the respective performance period (“Growth”) and (3) earnings performance, defined as average return on equity (“RoE”) for the respective performance period.  Both the Shareholder Value and the Growth performance metrics will be compared to the same metrics of the peer group consisting of gas utility companies listed in the Edward Jones Natural Gas Distribution Group for the respective Performance Period and awards will be determined according to the Company’s ranking among these peers.  The potential payout ranges from 50% to 125% for each of these performance metrics, after achieving threshold performance.  For the average RoE performance metric, the Company’s performance will be compared to pre-determined RoE thresholds established by the Committee, with the payout ranging from 50% to 125%, upon achieving the threshold RoE, based upon the actual average RoE.

If, during the 2011 Performance Period or the 2012 Performance Period, Mr. Cummiskey is separated from employment, due to voluntary termination, termination by the Company for just cause, or retirement, all unearned equity-based awards shall be forfeited immediately.  If Mr. Cummiskey separates from employment by reason of death or total and permanent disability, the equity-based awards that would otherwise have been earned at the end of the respective Performance Periods shall be reduced by pro rating such equity-based awards based on the proportion of the Performance Periods during which he was employed by the Company, subject to the Committee’s discretion to award a larger number of shares.

In the event of a Change in Control during the 2011 Performance Period or the 2012 Performance Period, in accordance with the Performance Incentive Plan, Mr. Cummiskey may earn the maximum equity-based awards, as if all performance criteria were satisfied, without any pro ration.

2010 Short-Term Bonus Awards

Under the Company’s Cash Bonus Incentive Plan, the Committee approved performance targets and target cash bonus awards, measured as a percentage of base salary, for each of Messrs. Schimkaitis, McMasters, Thompson, Cummiskey and Mrs. Cooper. The approved performance targets, which vary according to the applicable executive officer, are based on the following performance criteria: (1) earnings per share, (2) pre-tax return on average investment of the Company’s regulated natural gas operations, (3) earnings before interest and taxes of the Company’s unregulated energy operations, and (4) individual goals. The amount of each executive officer’s cash bonus for 2010 will vary depending on the extent to which the applicable performance targets are achieved.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Chesapeake Utilities Corporation

/s/ Beth W. Cooper
Beth W. Cooper
Senior Vice President and Chief Financial Officer

Date: January 12, 2010